McGLADREY & PULLEN, LLP
                  Certified Public Accountants and Consultants


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our reports dated October 23, 1998 on the financial statements of O'Shaughnessy Dogs of the Market Fund, O'Shaughnessy Aggressive Growth Fund, Cornerstone Value Fund and the Cornerstone Growth Fund, which appear in the 1998 Annual Reports to Shareholders and which are incorporated herein by reference in the Registration Statement on Form N-14 of the O'Shaughnessy Funds, Inc. as filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm in the captions "Financial Highlights" and "Experts" in the Form N-14.


                          /s/ McGladrey & Pullen, LLP

                              McGladrey & Pullen, LLP

New York, New York
November 22, 1999